Exhibit 5.8

To:	Sercel Australia Pty Ltd 274 Victoria Road Rydalmere NSW 2116 Australia	13 July 2005

Compagnie Generale de Geophysique
US$ 165,000,000 7 1/2% Senior Notes due 2015 (“Replacement Notes”)
unconditionally and irrevocably guaranteed as to payment of principal and interest by
Sercel Australia Pty Ltd (“Australian Guarantor”) (“Replacement Guarantee”)

We refer to the creation and issue of the Replacement Notes and the Replacement Guarantee by the Issuer, proposed to be offered in exchange for the Original Notes and Original Guarantee under a registration statement (“Registration Statement”) in respect of which we have acted as special counsel in New South Wales and the Commonwealth of Australia (“Australia”) (together the “Relevant Jurisdictions”).

This opinion relates only to the laws of the Relevant Jurisdictions and is given on the basis that it will be construed in accordance with the laws of New South Wales. We express no opinion about the laws of another jurisdiction or (except as expressly provided in paragraph 4) factual matters.

1	Documents

We have examined copies (certified or otherwise identified to our satisfaction) of the following documents relating to the Notes:

(a)	the final Offering Circular dated 21 April 2005 (“Offering Circular”);

(b)	the Indenture dated 28 April 2005 between, among others, the Issuer, the Australian Guarantor and JP Morgan Chase Bank, National Association (“Trustee”) (“Indenture”) which contains the Replacement Guarantee;

(c)	the power of attorney (“Power of Attorney”) given by the Australian Guarantor dated 20 April 2005;

Sercel Australia Pty Ltd	13 July 2005

(d)	minutes evidencing the resolutions of the boards of directors of the Australian Guarantor dated 20 April 2005 authorising the signing, delivery and observance of obligations under the Documents; and

(e)	the constitution of the Australian Guarantor.

In this opinion the expression:

•	“Original Notes” means the US$165,000,000 7 1/2% Senior Notes issued on 28 April 2005;

•	“Original Guarantee” means the guarantee issued by the Australian Guarantor in respect of the Original Notes;

•	“Documents” means the Indenture, the Replacement Notes and the Replacement Guarantee; and

•	“laws” means the common law, principles of equity and laws constituted or evidenced by documents available to the public generally.

2	Assumptions

We have assumed:

(a)	the authenticity of all signatures, seals, duty stamps and markings;

(b)	the completeness, and conformity to originals, of all documents submitted to us;

(c)	that:

(i)	the Power of Attorney and all authorisations specified above remain in full force and effect; and

(ii)	all authorisations required for any party (other than the Australian Guarantor) to enter into the Documents have been obtained and remain in full force and effect;

(d)	that the Documents have been or will be executed by duly authorised signatories (in the case of the Notes either manually or by facsimile signature) and delivered outside Australia in the form which we have examined;

Sercel Australia Pty Ltd	13 July 2005

(e)	that:

(i)	the resolutions of the boards of directors of the Australian Guarantor were properly passed (including that any meeting convened was properly convened);

(ii)	all directors of the Australian Guarantor who participated and voted were entitled so to do;

(iii)	the directors of the Australian Guarantor have properly performed their duties and all provisions relating to the declaration of directors’ interests or the power of interested directors to vote were duly observed, but there is nothing in the searches referred to in paragraph 3 or on the face of the minutes referred to in paragraph 1(f) that would lead us to believe otherwise.

(f)	that the Power of Attorney has been duly executed by the Australian Guarantor. In this respect, we note that you may rely on the assumptions specified in section 129 of the Corporations Act 2001 of Australia (“Corporations Act”) unless you knew or suspected that the assumptions were incorrect. In particular, sections 129(5) & (6) permit the assumption to be made that a document has been duly executed by a company if it appears to have been executed in accordance with section 127 by two people who, according to certain documents filed by the company with the Australian Securities and Investments Commission (“ASIC”), are a director and secretary or two directors of the company;

We have not examined any documents filed by the Australian Guarantor with ASIC, but have relied on the searches referred to in paragraph 3 to confirm that the persons who executed the Power of Attorney were a director and secretary of the Australian Guarantor at the time.

(g)	that the regulations in the Relevant Jurisdictions that restrict or prohibit payments, transactions and dealings with assets having a prescribed connection with certain countries or named individuals or entities subject to international sanctions or associated with terrorism do not apply; and

(h)	that the obligations assumed by the Australian Guarantor under the Documents are in its best interests and for the purposes of its business.

We have not taken any steps to verify these assumptions.

Sercel Australia Pty Ltd	13 July 2005

3	Searches

We have relied on an inspection of the public records (which are not necessarily complete or up-to-date) of the Australian Guarantor on microfilm or in extract which are available to the public at the offices of the Australian Securities and Investments Commission in Melbourne as at 9.00 am local time on 8 July 2005. We have not made any other searches.

4	Opinion

On the foregoing basis and subject to the qualifications set out below, we are of the opinion that:

(a)	the Australian Guarantor is incorporated and validly existing under the laws of Australia and is capable of suing and being sued in its corporate name; and

(b)	the Australian Guarantor has:

(i)	the corporate power to enter into each Document to which it is a party and to observe its obligations under them; and

(ii)	taken all corporate action required on its part to authorise the execution, delivery and observance of them.

5	Qualifications

This opinion is subject to the following qualifications:

(a)	the powers and authorisations of the Australian Guarantor may be affected by laws such as those relating to bankruptcy, insolvency, liquidation, receivership, administration, reorganisation, reconstruction, fraudulent transfer or moratoria; and

(b)	we have not been responsible for verifying the accuracy of the facts, or the reasonableness of any statements of opinion, contained in the registration statement, or that no material facts have been omitted from it. We express no opinion as to whether the Registration Statement contains all the information required by the applicable securities laws of the United States or whether the persons responsible for the Registration Statement under these laws have discharged their obligations under those laws.

Sercel Australia Pty Ltd	13 July 2005

6	Benefit

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Replacement Notes and the Replacement Guarantee and to the reference to us under the heading “Legal Matters” in the Offering Circular. In giving such consent, we do not admit that we are a person whose consent is required under section 7 of the Securities Act of 1933 (US).

This opinion is strictly limited to the matters stated in it and does not apply by implication to other matters.

This opinion is given in respect of the laws of the Relevant Jurisdictions which are in force at 9.00am local time on the date of this letter.

Yours faithfully

Mallesons Stephen Jaques